Exhibit 99.1
Media Contact:
Lowell Petrie, Senior Vice President & Chief Marketing Officer
Real Mex Restaurants
562-346-1260
lowell.petrie@realmexrestaurants.com
FOR IMMEDIATE RELEASE
REAL MEX RESTAURANTS NAMES EDIE AMES AS NEW CHIEF OPERATING OFFICER
Cypress, CA, June 16, 2011 — Real Mex Restaurants, Inc. today announced the appointment of Edie Ames as the Company’s new Chief Operating Officer, effective July 11, 2011.
A seasoned restaurant industry executive, Ms. Ames most recently served as Chief Operating Officer of Del Frisco’s Restaurant Group, LLC, a boutique steakhouse company that owns and operates the Del Frisco’s Double Eagle Steak House and Sullivan’s Steakhouse concepts. In that role, she was responsible for operations, culinary, beverage, training, marketing, social media, human resources and national sales. Previously, she served as President of Morton’s Restaurant Group, Inc. (NYSE: MRT) for five years, overseeing all restaurant operations, along with purchasing, marketing, training, human resources and sales with a worldwide staff of more than 4,500 employees. Ms. Ames began her restaurant career at California Pizza Kitchen, Inc. (NASDAQ: CPKI), where she held positions of increasing responsibility over an 11 year period, including restaurant general manager, regional director of operations, and regional vice president of operations and training.
David Goronkin, Chairman, President and Chief Executive Officer of Real Mex Restaurants, Inc., said, “We are pleased to be welcoming Edie to Real Mex Restaurants and are highly confident that she will play an instrumental role in shaping our Company’s future. Edie has a tremendous passion for people and a unique ability to engage them in driving organizational success. Throughout her career, she has established a proven track record of aligning functional departments with operations to improve efficiencies and execution, and we intend to leverage Edie’s well-defined skill set to achieve similar objectives at Real Mex. We are delighted that an individual of her caliber is joining our executive team.”
About Real Mex Restaurants, Inc.
Headquartered in Cypress California, Real Mex Restaurants is the largest full service, casual dining operator of Mexican Restaurants in the United States with 178 company owned and operated restaurants as well as 24 franchised restaurants. Our brands include El Torito Restaurants, Acapulco Mexican Restaurants, Chevy’s Fresh Mex Restaurants, Sinigual Restaurants, Las Brisas Restaurant in Laguna Beach, and several additional regional concepts. In addition, our Real Mex Foods division is a custom manufacturer of foodservice products specializing in soups, sauces, salsas, starches and proteins in a modern USDA certified facility as well as a provider of broadline foodservice distribution to restaurants.